                                April 20, 1995


Dear Stockholder:

     We cordially invite you to attend your Company's Annual Meeting of Stockholders to be held on Wednesday, May 24, 1995. Enclosed are a proxy statement and a form of proxy. Please note that the meeting will commence at 8:30 a.m. at the Renaissance Hotel, 13869 Park Center Road, Herndon, Virginia.

     At this meeting we will ask the Stockholders to elect four Class I Directors to serve until the 1997 Annual Meeting, one Class II Director to serve until the 1996 Annual Meeting, and to ratify the selection of KPMG Peat Marwick LLP as WorldCorp's independent public accountants for the year ending December 31, 1995.

     We value your participation by voting your shares on matters that come before the meeting. This year, we are pleased to be one of the first companies to offer our shareholders the opportunity to record their proxies electronically through Prox-E-Voice/tm/, an automated voice response system. Please follow the instructions on the enclosed proxy to ensure representation of your shares at the meeting.

                                Sincerely,



                                T. Coleman Andrews, III
                                Chief Executive Officer and President

                               WORLDCORP,  INC.

                             The Hallmark Building
                            13873 Park Center Road
                           Herndon, Virginia  22071


                 NOTICE  OF  ANNUAL  MEETING  OF  STOCKHOLDERS


                            To be held May 24, 1995


To the Stockholder Addressed:

     WorldCorp, Inc. will hold its Annual Meeting of Stockholders at 8:30 a.m. at the Renaissance Hotel, 13869 Park Center Road, Herndon, Virginia, on May 24, 1995, for the following purposes:

          1. To elect four Class I Directors and one Class II Director to serve until the 1997 and 1996 Annual Meetings of Stockholders, respectively, and until their successors have been duly elected and qualified;

          2. To ratify the selection of KPMG Peat Marwick LLP as independent certified public accountants for the Company for the year ending December 31, 1995;

          3. To act upon such other matters as may properly come before the meeting.

     The record date for the determination of stockholders entitled to vote at the meeting is March 27, 1995, and only stockholders of record at the close of business on that date will be entitled to vote at this meeting and any adjournment thereof.

     Whether or not you plan to attend the stockholders' meeting, please follow the instructions on the enclosed proxy to ensure representation of your shares at the meeting. You may revoke your proxy at any time prior to the time it is voted.


Herndon, Virginia                   By Order of the Board of Directors,
April 20, 1995


                                    Andrew M. Paalborg
                                    Vice President and General Counsel

                               WORLDCORP,  INC.

                             The Hallmark Building
                            13873 Park Center Road
                           Herndon, Virginia  22071

                               PROXY  STATEMENT


     This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of WorldCorp, Inc. ("WorldCorp" or the "Company") for use at the Annual Meeting of Stockholders to be held on Wednesday, May 24, 1995, and any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and described in detail herein. The meeting will be held at 8:30 a.m. at the Renaissance Hotel, 13869 Park Center Road, Herndon, Virginia.

     All properly executed proxies will be voted in accordance with the instructions contained thereon, and if no choice is specified, the proxies will be voted for the election of all Class I Directors and the Class II Director named elsewhere in this proxy statement and in favor of the appointment of KPMG Peat Marwick LLP as independent auditors. Any proxy may be revoked by the stockholder at any time before it is exercised by giving written notice to that effect to the Secretary of the Company or by signing a later-dated proxy. Stockholders who attend the meeting may revoke any proxy previously granted and vote in person.

     This proxy statement and the accompanying proxy are being mailed to the stockholders on or about April 20, 1995.

                             PURPOSE  OF  MEETING

     At the meeting, the Board of Directors will ask stockholders to (1) elect four Class I Directors to serve until the 1997 Annual Meeting of Stockholders and to elect one Class II Director to serve until the 1996 Annual Meeting of Stockholders, and until their successors are duly elected and qualified, and (2) ratify the selection of KPMG Peat Marwick LLP as independent certified public accountants for the Company for the year ending December 31, 1995. In addition, the stockholders will act upon such other matters as may properly come before the meeting.

                                    VOTING

General
- -------

     Only holders of record of the Company's Common Stock, par value $1.00 per share ("Common Stock"), at the close of business on March 27, 1995, will be entitled to vote at the meeting. On March 31, 1995, 15,811,243 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

     Shares of Common Stock represented by proxies received through PROX-E-VOICE/TM/ or in the accompanying form that are properly executed and returned to the Company will be voted at the Annual Meeting of Stockholders in accordance with the stockholders' instructions contained in such proxies. Where no such instructions are given, proxy holders will vote such shares in accordance with the recommendations of the Board of Directors. The proxy holders will also vote such shares at their discretion with respect to such other matters as may properly come before the meeting.

     A quorum at the Annual Meeting will consist of the presence, in person or by proxy, of at least a majority of the shares of Common Stock outstanding on the record date and entitled to vote at the Annual Meeting. Each stockholder may cast one vote per share owned by such stockholder for each of four nominees for Class I Director and one nominee for Class II Director. The five nominees receiving the greatest number of votes will be elected. In calculating the vote, broker non-votes will be disregarded and will have no effect on the outcome of the vote. The affirmative vote of a majority of shares voting at the meeting is required to ratify the selection of KPMG Peat Marwick LLP. In determining whether KPMG Peat Marwick LLP has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against KPMG Peat Marwick LLP. The Company does not know of any matters to be acted upon at the meeting other than the two items described in this Proxy Statement. Any stockholder has the power to revoke a proxy at any time before it is voted.

                                  THE COMPANY

     WorldCorp owns a majority position in World Airways, an air transportation company, and in US Order, an interactive information and transaction processing company.

                     SECURITY OWNERSHIP OF CERTAIN PERSONS

Principal Stockholders
- ----------------------

          The following are the only persons known to the Company who are beneficial owners of more than five percent of the Company's Common Stock as of December 31, 1994 (except as otherwise noted). With respect to the information set forth below, the Company has relied upon Schedule 13D or Schedule 13G filings and information received from the persons listed.


                                               Amount and Nature
Name of Beneficial              Address of        of Beneficial      Percent
Owner                        Beneficial Owner     Ownership/1/     of Class/1/
- ---------------------------  ----------------  ------------------  ------------

Morgan Stanley               1251 Avenue of          2,090,200/2/         13.5%
   Group, Inc.               the Americas
                             New York, NY
                             10020

Ganz Capital                 2875 N.E. 191st         1,427,186/3/          9.2%
 Management, Inc.            Street
                             Penthouse I
                             North Miami
                             Beach, FL  33180

Dawson-Samberg Capital       354 Pequot                829,300/4/          5.2%
 Management, Inc.            Avenue
                             Southport, CT
                             06490

McCullough, Andrews          101 California            818,083/5/          5.0%
& Cappiello, Inc.            Street
                             Suite 4250
                             San Francisco,
                             CA  94111

- -------------------------

Footnotes

/1/ Beneficial ownership as reported in the table has been determined in accordance with Securities and Exchange Commission ("SEC") regulations and includes shares of the Company's Common Stock which may be acquired within 60 days of December 31, 1994, upon the exercise of outstanding stock options and warrants and the conversion of the Company's 7% Convertible Subordinated Debentures due May 15, 2004 (the "Debentures"). In accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the "Exchange Act"), shares of Common Stock issuable upon the exercise of such options and warrants and upon conversion of such Debentures are deemed outstanding for purposes of computing the percentage of Common Stock of the Company owned by the beneficial owner thereof listed in the table, but are not deemed outstanding for purposes of computing the percentage of outstanding Common Stock of the Company owned by any other stockholder. Except as otherwise stated below, the named persons have sole voting and investment power with regard to the shares shown as owned by such person. Calculation of the Percent of Class is based on 15,429,114 shares of the Company's Common Stock outstanding as of December 31, 1994.

/2/ Based on the Schedule 13G of the Morgan Stanley Group, Inc. ("MS Group"), dated January 30, 1995. Consists of indirect beneficial ownership of 2,090,200 shares of Common Stock held by its subsidiary, Morgan Stanley Asset Management Limited ("MSAM") which holds the 2,090,200 shares of Common Stock directly.

/3/ Based on Amendment No. 4 to the Schedule 13D of Ganz Capital Management, Inc. ("GCM"), dated November 15, 1993. GCM is the beneficial owner of (i) 1,159,558 shares of Common Stock; and (ii) 2,960 Debentures convertible into 267,628 shares of Common Stock. By virtue of his direction and control over GCM, Charles B. Ganz, President of GCM, may be deemed to be the beneficial owner of these securities.

/4/ Based on Amendment No. 2 to the Schedule 13D of Dawson-Samberg Capital Management In. ("Dawson-Samberg") dated as of February 17, 1995. Consists of (i) direct beneficial ownership of 256,400 shares of Common Stock and
     (ii) indirect beneficial ownership of 572,900 shares of Common Stock owned directly by affiliates of Dawson-Samberg.

/5/ Based on the Schedule 13G of McCullough, Andrews & Cappiello, Inc. ("McCullough"), dated February 14, 1995. McCullough is the beneficial holder of 9,048 debentures convertible into 818,083 shares of the Company's Common Stock. By virtue of their direction and control over McCullough, Robert F. McCullough, David H. Andrews and Frank A. Cappiello, Jr., shareholders of McCullough, may each be deemed to be the beneficial owners of these securities.

Security Ownership of Directors and Executive Officers
- ------------------------------------------------------

     The following table sets forth information concerning the beneficial ownership of WorldCorp's Common Stock ("WC C.S.") and the common stock of US Order ("USO C.S.") as of March 31, 1995, for (a) each director and nominee for director; (b) each executive officer; and (c) directors and executive officers as a group.

                                 Amount and Nature of      Title of        Percent of
Name of Beneficial Owner         Beneficial Ownership/1/     Class          Class/1/
- --------------------------       -----------------------   ----------      ----------

William F. Gorog                         765,256/2/          WC C.S.            4.8
                                         455,857/3/          USO C.S.           8.1

T. Coleman Andrews, III                  518,685/4/          WC C.S.            3.2
                                          11,500/5/          USO C.S.            *

James E. Colburn                         408,901/6/          WC C.S.            2.6

Juan C. O'Callahan                       386,401/7/          WC C.S.            2.4

Patrick F. Graham                         32,292/8/          WC C.S.             *
                                           1,352/9/          USO C.S.            *

John C. Backus                           14,333/10/          WC C.S.             *
                                        227,005/11/          USO C.S.           4.2

Geoffrey S. Rehnert                      12,500/12/          WC C.S.             *
                                          1,352/13/          USO C.S.            *

Jack F. Kemp                                  0/14/          WC C.S.             *

Charles W. Pollard                      236,658/15/          WC C.S.            1.5

Andrew M. Paalborg                      111,624/16/          WC C.S.             *

Directors and Executive
Officers as a Group
WorldCorp (nine persons)
US Order (three persons)              1,763,848/17/          WC C.S.           10.4
                                        673,139              USO C.S.          12.9

* Individual is the beneficial owner of less than one percent (1%) of WorldCorp's or US Order's outstanding Common Stock.

- -------------------------

Footnotes

/1/ Beneficial ownership as reported in the table has been determined in accordance with SEC regulations and includes shares of the Company's Common Stock and US Order common stock which may be acquired within 60 days of March 31, 1995, upon the exercise of outstanding stock options and warrants. In accordance with Rule 13d-3 of the Exchange Act, shares of Common Stock of either company issuable upon the exercise of such options and warrants are deemed outstanding for purposes of computing the percentage of Common Stock of each company owned by the beneficial owner thereof listed in the table, but are not deemed outstanding for purposes of computing the percentage of outstanding Common Stock of such company owned by any other stockholder. Except as otherwise stated below, the named persons have sole voting and dispositive power with regard to the shares shown as owned by such person. The latest information available for the WorldCorp Employee Savings and Stock Ownership Plan ("ESSOP") is as of the end of the plan year, November 30, 1994. Calculation of the Percent of Class is based on 15,811,243 shares of the Company's Common Stock outstanding as of March 31, 1995; calculation of the Percent of Class of US Order common stock is based on 5,198,039 shares of US Order Common Stock outstanding as of March 31, 1995. For a discussion of considerations relevant to calculating the beneficial ownership of the directors and executive officers as a group, please see footnote 14.

/2/ Consists of (i) 175,000 shares of Common Stock issuable upon the exercise of stock options granted under the 1988 Stock Option Plan, (ii) 228,855 shares of Common Stock held directly, and (iii) 361,401 shares of Common Stock held by the ESSOP, as to which Mr. Gorog exercises shared voting and investment power as one of the trustees of the ESSOP. Mr. Gorog disclaims beneficial ownership of shares held by the ESSOP.

/3/  Consists of (i) 81,212 shares of US Order common stock owned directly and
     (ii) 374,645 shares of US Order common stock issuable upon the exercise of stock options granted under US Order's Stock Option Plan (the "US Order Stock Option Plan").

/4/ Consists of (i) 500,000 shares of Common Stock issuable upon the exercise of stock options granted under the 1988 Stock Option Plan, (ii) 4,139 shares of Common Stock owned directly, and (iii) 14,546 shares of Common Stock allocated to Mr. Andrews' account under the ESSOP.

/5/  Consists of 11,500 shares of US Order common stock owned directly.

/6/ Consists of (i) 37,500 shares of Common Stock issuable upon the exercise of stock options granted under the 1988 Stock Option Plan, (ii) 361,401 shares of Common Stock held by the ESSOP, as to which Mr. Colburn exercises shared voting and investment power as one of the three trustees of the ESSOP, and (iii) 10,000 shares of Common Stock held directly. Mr. Colburn disclaims beneficial ownership of shares held by the ESSOP.

/7/ Consists of (i) 25,000 shares of Common Stock issuable upon the exercise of stock options granted under the 1988 Stock Option Plan and (ii) 361,401 shares of Common Stock held by the ESSOP, as to which Mr. O'Callahan exercises shared voting and investment power as one of the trustees of the ESSOP. Mr. O'Callahan disclaims beneficial ownership of shares held by the ESSOP. Mr. O'Callahan will retire as a director of the Company at the end of his term in May 1995.

/8/ Consists of 32,292 shares of Common Stock issuable upon the exercise of stock options granted under the 1988 Stock Option Plan.

/9/ Consists of 1,352 shares of US Order Common Stock issuable upon the exercise of stock options granted to each non-employee/non-affiliate director.

/10/ Consists of 14,333 shares of Common Stock issuable upon the exercise of stock options granted under the 1988 Stock Option Plan.

/11/ Consists of 227,005 shares of US Order common stock issuable upon the exercise of stock options granted under the US Order Stock Option Plan.

/12/ Consists of 12,500 shares of Common Stock issuable upon the exercise of stock options granted under the 1988 Stock Option Plan.

/13/ Consists of 1,352 shares of US Order Common Stock issuable upon the exercise of stock options granted to each non-employee/non-affiliate director.

/14/ After his election to the Board of Directors at the Annual Meeting on May
     24, 1995, Mr. Kemp will be granted 25,000 stock options under the 1988 Stock Option Plan, which options shall vest in equal monthly installments over a two year period.

/15/ Consists of (i) 90,000 shares of Common Stock issuable upon the exercise of stock options granted under the 1988 Stock Option Plan, (ii) 130,000 shares of Common Stock issuable upon the exercise of warrants granted to Mr. Pollard in 1989 expiring August 31, 1997, (iii) 15,658 shares of Common Stock allocated to Mr. Pollard's account under the ESSOP, and (iv) 1,000 shares of Common Stock owned through an IRA account. Upon the execution of Mr. Pollard's employment agreement, which is effective January 1, 1995, Mr. Pollard has agreed to cancel 100,000 options to purchase WorldCorp common stock at an exercise price of $9.64 in consideration for the grant to him of 250,000 options to purchase the common stock of World Airways at an exercise price of $11.00 per share. Please see "Contracts and Termination of Employment and Change in Control Arrangements" below.

/16/ Consists of (i) 108,611 shares of Common Stock issuable upon the exercise of stock options granted under the 1988 Stock Option Plan, and (ii) 3,013 shares of Common Stock allocated to Mr. Paalborg's account under the ESSOP.

/17/ The 361,401 shares of Common Stock held by the ESSOP are reflected in the individual holdings of each of the ESSOP's three trustees: Messrs. Gorog, Colburn and O'Callahan. These 361,401 shares of Common Stock held by the ESSOP are only reflected once, however, in the aggregate beneficial ownership of the directors and executive officers as a group.

     Section 16(a) of the Exchange Act ("Section 16") requires the Company's directors and officers, and persons who own more than 10% of its Common Stock, to file with the SEC initial reports of ownership of the Company's equity securities and to file subsequent reports when there are changes in such ownership. Due to the complexity of the rules, the Company assists its officers and directors in preparing and filing the required reports. During 1994 the Company filed one untimely Form 3, Initial Statement of Beneficial Ownership of Securities, as to Mr. Backus' appointment to the Board of Directors.

                              BOARD OF DIRECTORS

     The Board of Directors of the Company is responsible for establishing broad corporate policies and for the overall performance of the Company. The Board held a total of seven meetings during the year ended December 31, 1994; each director attended each meeting. To manage the complex nature of the Company's business effectively, the Board of Directors has delegated certain authority to committees of the Board.

     The Board has authorized its Executive Committee to exercise all of its power and authority when the full Board is unable to meet, except for certain fundamental responsibilities, such as the declaration of dividends, that are reserved for the Board. The members of the Executive Committee are William F. Gorog (Chairman), T. Coleman Andrews, III, and Patrick F. Graham. The Executive Committee did not meet during 1994.

     The Audit Committee recommends to the Board of Directors the auditing firm to be selected each year as independent auditors of the Company's financial statements and to perform services related to the completion of such audit. The Audit Committee also has responsibility for (i) reviewing the scope and results of the audit with the independent auditors, (ii) reviewing the Company's financial condition and results of operations with management and the independent auditors, (iii) considering the adequacy of the internal accounting and control procedures of the Company, and (iv) reviewing any non-audit services and special engagements to be performed by the independent auditors. The Audit Committee also reviews, at least once each year, the terms of all material transactions and arrangements between the Company and its affiliates. The current members of the Audit Committee, none of whom is an employee of the Company, are James E. Colburn (Chairman), and Patrick F. Graham. Juan C. O'Callahan served as a member of the Audit Committee during 1994. The Audit Committee met four times in 1994.

     The Board has also assigned certain responsibilities relating to employee compensation to the Compensation Committee. The principal duties of the Compensation Committee are to review key employee compensation policies, plans, and programs; to monitor performance and compensation of officers of the Company and other key employees; to prepare recommendations and periodic reports to the Board concerning such matters; and to administer the Company's management incentive compensation plans, including its stock option plan. In 1994, the members of the Compensation Committee, none of whom is an employee of the Company, were James E. Colburn (Chairman), Patrick F. Graham, and Geoffrey S. Rehnert. Messrs. Colburn and Rehnert are the current members of the Compensation Committee. The Compensation Committee met four times in 1994.

     Pursuant to the Amended and Restated WorldCorp, Inc., 1998 Stock Option Plan (the "Plan"), each director of the Company who is not an executive of the Company was granted options to purchase 25,000 shares of Common Stock of the Company upon his election to the Board under the terms of the 1988 Stock Option Plan. Accordingly, Mr. Kemp will be granted options to purchase up to 25,000 shares of Common Stock upon his election to the Board of Directors at the Company's Annual Meeting on May 24, 1995. The Plan was further amended by the Company's shareholders at a Special Meeting on August 19, 1994, to provide that each non-employee Director upon election to subsequent two-year terms on the Board would receive additional grants of options for 25,000 shares of Common Stock upon each reelection. In 1995, the full Board of Directors determined to amend the Plan to provide that non-employee Directors will only be granted options under the Plan to purchase 25,000 shares of Common Stock of the Company upon their initial election or appointment to the Board of Directors, and an additional discretionary option grant may be made of up to 25,000 options. Under the Plan, these options vest in equal monthly installments over a two year period commencing on the date of a director's election or appointment to the Board, and the exercise price for these options is set at the average closing price on the New York Stock Exchange for the Company's Common Stock, par value of $1.00 per share, for the thirty day period preceding the grant date of the option. Additionally, each director who is not an executive of the Company receives an annual fee of $25,000 for serving as a director of the Company. Directors are compensated at a daily rate of $750 for participating in committee meetings in excess of four meetings per year.


                      ITEM NO. 1 - ELECTION OF DIRECTORS

     Class I Directors will be elected to serve until the 1997 Annual Meeting and until their successors are duly elected and qualified. The Class II Director (please see below for explanation) will be elected to serve until the 1996 Annual Meeting and until his successor is duly elected and qualified. Unless directed to do otherwise, the proxy holders intend to vote all shares for which they hold proxies for the nominees set forth below. Although it is not contemplated that any nominee will decline or be unable to serve, if either occurs prior to the Annual Meeting, the Board will select a substitute nominee.

     On August 1, 1994, Mr. John C. Backus was appointed to fill a Class II Director vacancy. Pursuant to the requirements of the Company's By-laws, Mr. Backus is required to stand for election at the next annual meeting following his appointment. Mr. Jack F. Kemp is a nominee for election as a Class I Director with a term of office expiring at the 1997 Annual Meeting.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE WITH AUTHORITY FOR THE PROXY HOLDERS TO VOTE FOR THE NOMINEES NAMED BELOW OR THEIR SUBSTITUTES AS SET FORTH HEREIN.



                  NOMINEES FOR ELECTION AS CLASS I DIRECTORS
              Terms of Office Expiring at the 1997 Annual Meeting



Name and Age        Past Five Years' Principal Occupation(s) and Other
- ------------        --------------------------------------------------
                    Directorships
                    -------------

T. Coleman
Andrews, III, 40    Mr. Andrews was elected Chief Executive Officer and a
                    director of World Airways in August 1986 and Chief Executive
                    Officer, President, and a director of WorldCorp in June
                    1987. He has served as a director and as chairman of the executive committee of US Order since 1990. From 1978 through 1986, he was affiliated with Bain & Company, an international strategy consulting firm. At Bain, he was elected partner in 1982 and was a founding general partner in 1984 of the Bain Capital Fund, a private venture capital partnership. Prior to his experience with Bain, Mr. Andrews served in several appointed positions in the Ford
                    Administration, including serving with Mr. Gorog in the White House. Mr. Andrews received his B.A. from Dartmouth
                    College and his M.B.A. from Stanford University.

William F.
Gorog, 69           Mr. Gorog is the founder of US Order and has served as its chairman and chief executive officer since May 1, 1990. He was elected a director of WorldCorp in April 1989 and was elected Chairman of the WorldCorp Board of Directors in May
                    1993. From October, 1987 until founding US Order, he served as Chairman of the Board of Arbor International, an investment management firm. From 1982 to 1987, he served as president and chief executive officer of the Magazine
                    Publishers of America, an association representing the principal consumer publications in the United States. During the Ford Administration, Mr. Gorog served as deputy assistant to the President for Economic Affairs and Executive Director of the Council on International Economic
                    Policy. Prior to that time, he founded and served as Chief
                    Executive Officer of Data Corporation, which developed the LEXIS and NEXIS systems for legal and media research which Mr. Gorog subsequently sold to the Mead Corporation in 1969.
                    Mr. Gorog also assisted VeriFone, Inc., a leading provider of point-of-sale transaction systems, during its development stage. Mr. Gorog formed a company that served as VeriFone's east coast distributor and he served on its Board of Directors from 1981 through 1993. He currently serves as a director of NationsBank (Maryland), a bank holding company.
                    Mr. Gorog is a graduate of the United States Military
                    Academy and received an M.S. from Ohio State University.

Patrick F.
Graham, 55          Mr. Graham was appointed a director of WorldCorp in October
                    1992 and elected as a Class I Director at the 1993 Annual
                    Meeting held on May 12, 1993. Mr. Graham is a director of Bain & Company, Inc., a management consulting firm co-founded by Mr. Graham in 1973. In addition to his primary responsibilities with Bain clients, he has served as Bain's vice chairman and chief financial officer. Prior to founding
                    Bain, Mr. Graham was a group vice president with the Boston
                    Consulting Group.

Jack F. Kemp, 59    Mr. Kemp is Co-Director of Empower America, a public policy organization established to advance social and economic policies which empower people, not government bureaucracies, and expand entrepreneurial capitalism here and around the world. In addition to his role as Co-Director of Empower
                    America, Mr. Kemp also serves as a Distinguished Fellow at the Heritage Foundation, a Visiting Fellow at the Hoover
                    Institute, and on the Boards of Howard University, Habitat for Humanity, and Opportunities Industrialization Centers.
                    These recent endeavors follow a lengthy and distinguished list of achievements in public service as HUD Secretary and as a Member of Congress, as well as a notable career as a professional football quarterback.


                   NOMINEE FOR ELECTION AS CLASS II DIRECTOR
              Term of Office Expiring at the 1996 Annual Meeting

John C. Backus, 36  Mr. Backus was appointed a Director of WorldCorp in August,
                    1994. Mr. Backus has worked with US Order since its inception in 1990 and has served as President, Chief Operating Officer and a director of US Order since 1994.

                    Prior to working with US Order, Mr. Backus worked for six years at WorldCorp and its subsidiaries holding a variety of executive positions including vice president of corporate development, vice president of finance, and vice president of sales and marketing at a Worldcorp subsidiary. Prior to joining WorldCorp, Mr. Backus worked at Bain & Company, Inc., a worldwide strategy consulting firm with approximately 1,200 employees, in its consulting and venture capital groups where he focused on consumer products and services. Mr. Backus serves on the Board of Directors of US Order and Visa Interactive. He received both his B.S. and M.B.A. from Stanford University.


                  INCUMBENT MEMBERS OF THE BOARD OF DIRECTORS
   Class II Directors - Terms of Office Expiring at the 1996 Annual Meeting

James E.
Colburn, 71         Mr. Colburn served as a director of World Airways from 1985 to 1987 and has served as a director of WorldCorp since
                    1987. Mr. Colburn served as President of Aviation
                    Consulting, Inc. from October 1982 to July 1986 and is currently retained by Aviation Consulting, Inc. as a consultant. From 1979 to 1982 he was Vice President--
                    Operations and Maintenance of Wien Air Alaska.

Geoffrey S.
Rehnert, 37         Mr. Rehnert was elected a director of both WorldCorp and US
                    Order in 1994. Mr. Rehnert is a Managing Director of Bain
                    Capital, Inc., a private equity investment firm that manages four different funds with over $500 million in capitol. Bain
                    Capital invests in both venture capital and management buyout situations. Mr. Rehnert joined Bain Capital at its inception in 1984 and became a partner in 1986. Prior to joining Bain Capital, Mr. Rehnert worked as a consultant with Bain & Company. He currently serves as a director of Holson Burnes Group, Inc. and of ICON Health and Fitness,
                    Inc. Mr. Rehnert received an A.B. from Duke University and a
                    J.D. from Stanford University.

                            EXECUTIVE COMPENSATION

                              COMPENSATION REPORT

     In 1994, the Compensation Committee of the Company was composed of three independent, non-employee directors, Messrs. Colburn, Graham and Rehnert. Messrs. Colburn and Rehnert are the current members of the Compensation Committee. The Committee administers the Company's executive incentive plans, reviews its compensation plans, programs, and policies, monitors the performance and compensation of executive officers and other key employees, and makes appropriate recommendations and reports to the Board concerning matters of executive compensation.

Compensation Philosophy
- -----------------------

     The Compensation Committee maintains compensation programs designed to attract, motivate, develop, and retain highly capable executive leaders. The fundamental philosophy of the Company's executive compensation program is to relate the executive's total compensation closely to superior individual, departmental and corporate performance, and through this performance to shareholder value. The Company's philosophy discourages automatic annual salary increases and favors variable incentive compensation tied to measurable results.

     The Compensation Committee's executive compensation program consists of three main components: (1) base salary; (2) the 1995 Management Incentive Compensation Plan (the "Incentive Plan"); and (3) incentive stock options, all of which are structured to encourage the achievement of superior results over time and to link executive officer and shareholder interests. In addition, the Company occasionally awards bonuses for extraordinary individual performance. The decision to award bonuses for extraordinary individual performance is made by the Compensation Committee upon the recommendation of the Company's Chief Executive Officer.

     The Compensation Committee determines the compensation for the Named Executive Officers of WorldCorp. Compensation of other officers and management of WorldCorp and its subsidiaries, World Airways and US Order, is based on the Management Incentive Compensation Plan, which was separately adopted in 1995 by the Board of Directors of each company for their respective organizations.


Components of Compensation
- --------------------------

     (1)  Base Salary

     Base salaries for new management employees are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent.

     Through 1994, the Company had a merit-based system for determining base salary increases for its executive officers. Annual base salary increases would be awarded to executives based upon the performance ratings they received in their annual performance review. The Management Incentive Plan discussed below replaces entirely the system of annual merit increases for officers and managers of the Company.

     Although the Incentive Plan replaces the system of annual merit increases, the base salaries of executives may still be adjusted from time to time if the Compensation Committee determines (after reference to comparable data) that an executive's base salary is not competitive with the marketplace, or if there is a substantial change in the duties and responsibilities of the executive.

     The full Board of Directors is responsible for setting the base salary of the Company's Chief Executive Officer taking into account the recommendations of the Compensation Committee. Mr. Andrews recuses himself from these deliberations and decisions. The Compensation Committee is responsible for setting the base salaries of the other Named Executive Officers, based upon the recommendations of the Chief Executive Officer.

     (2)  Management Incentive Plan

     The Board intends in 1995 to implement at WorldCorp a Management Incentive Plan for officers and managers of WorldCorp which is based upon the Management Incentive Plan adopted by its US Order and World Airways subsidiaries. Employees below the level of manager will continue to be covered by the existing merit pay plan. There are minor differences in the formulas applied by each of the three companies.

     Target Awards
     -------------

     The Incentive Plan is a quantitative matrix consisting of three critical components. First, it sets a target award (expressed as a percentage of base salary) for each level of management. The target award is the level of incentive compensation to be paid when individual performance requirements are consistently met, departmental performance requirements are consistently met, and Company results meet the Company's internal plan objectives.

     Weighing
     --------

     Second, the Incentive Plan weighs individual results, departmental results and company results differently for each level of management. Senior managers' incentives are more heavily weighted towards department and Company performance; other managers' incentives are more heavily weighted towards individual and department performance. Under this approach, managers may receive awards for strong individual or department performance even when Company results are below plan. However, all managers nevertheless retain a significant stake in Company results. The President of the Company is rated on individual performance requirements and on Company results.

     Adjustments
     -----------

     Third, the Incentive Plan adjusts the award up or down based on an appraisal of individual results, department results and Company results. These mechanics are expressed in a simple formula. Managers are encouraged to use the formula to learn the range of potential incentive awards for different levels of individual, department and Company performance.

     The intent of the Incentive Plan is to provide greater compensation "upside" to high performing managers than the 4-6% increase provided in the 1994 merit pay plan. For example, the target award for World Airways managers is 10% and can be adjusted as high as 20%. In 1995, managers will not receive annual salary adjustments under the merit pay plan (although the merit pay plan will continue to cover non-management personnel). However, department heads will have limited budget authority to adjust manager's salaries if two conditions are met: first, the manager's base salary is below midpoint of the applicable salary range; and second, adjustment is required to address a substantial salary inequity.

     The Incentive Plan covers the calendar year 1995. Awards will be determined twice during 1995. An award will be calculated in August 1995 for January through June results. Forty percent (40%) of the annual award level will be used for the August calculation. A second award will be calculated in March 1996 (after completion of the annual audit of the Company's financial results) for full year 1995 results. Sixty percent (60%) of the annual award level will be used for the March calculation.

     (3)  Incentive Stock Options

     The Compensation Committee determines appropriate incentive stock option awards for new employees by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent. The Compensation Committee bases decisions concerning subsequent incentive stock option awards on recommendations made by the Chief Executive Officer. The Compensation Committee determines whether to accept or modify Mr. Andrews' proposals by evaluating the competitive marketplace, the performance of the Company, the performance of the executive, and any change in the responsibilities of the individuals. Individuals who receive a promotion or who have maintained a high level of performance over a long period often receive stock option awards. To promote mutual long-term interests between the Company's officers and managers and the Company's stockholders, each incentive option agreement provides for options which vest in equal monthly installments over a three to five-year period. The Compensation Committee approves all stock option awards.

     In 1994, in connection with the signing of their employment agreements, (i) grants of WorldCorp options were made to Mr. Andrews, CEO and President of the Company, and Mr. Gorog, Chairman of the Board of Directors of the WorldCorp,
(ii) a grant of US Order options was made to Mr. Backus, President of US Order, and (iii) grants of World Airways options will be made to Mr. Pollard, President of World Airways.


Compensation of the Chief Executive Officer
- -------------------------------------------

     As part of its ongoing review of the compensation of the Chief Executive Officer, the Compensation Committee determined it was appropriate for the Chief Executive Officer to be eligible to participate in the Company's 1988 Stock Option Plan (as amended and restated through 1993, the "1988 Plan"). When the 1988 Plan was originally adopted in 1988 by the stockholders and amended in 1992 by the stockholders, the Chief Executive Officer was not an eligible participant because he had otherwise received equity incentive compensation in the form of warrants from the Company; the warrants served as the functional equivalent of stock options for the Chief Executive Officer. The Compensation Committee was aware that the vast majority of the warrants held by the Chief Executive Officer directly or beneficially would expire worthless on May 24, 1994, and that he would no longer hold any warrants or stock options of the Company.

     The Compensation Committee believes that one important element of the compensation of the Chief Executive Officer is incentive compensation. Upon the expiration of the warrants, the Chief Executive Officer did not have, as part of his compensation package, an incentive compensation component. The Compensation Committee considered various alternative forms of incentive compensation for the Chief Executive Officer, including warrants and stock appreciation rights. The Compensation Committee considered the securities, tax, financial accounting and other relevant issues presented by the different alternatives. To assist it, the Compensation

Committee retained the services of an independent compensation consultant. The Compensation Committee reviewed compensation data for the Chief Executive Officers of other public companies. Based on its review, the Compensation Committee determined that it would be appropriate and in the stockholder's interest for the 1988 Plan to be amended so that the Chief Executive Officer could participate under that plan. Through this approach, the Compensation Committee believed the Chief Executive Officer's interests and those of the stockholders would be aligned.

     Pursuant to the recommendation of the Compensation Committee, on August 19, 1994, at a Special Meeting the shareholders of the Company approved amendments to the Company's 1988 Stock Option Plan which permitted the Company's Chief Executive Officer to participate in the Stock Option Plan as part of a new compensation arrangement, concluded on August 19, 1994. For further descriptions of the employment agreements, the Stock Option Agreement, and related matters, please see "Contracts and Termination of Employment and Change in Control Arrangements" below.



                           The Compensation Committee
                           --------------------------

                           James E. Colburn (Chairman)
                           Patrick F. Graham
                           Geoffrey S. Rehnert

                           STOCK PERFORMANCE GRAPH*

     The following graph and chart compare the five year performance of the Company's common stock to the Russell 2000 Index, the Dow Jones Airlines Index, and the Dow Jones Air Freight/Couriers Index. Both the graph and the chart assume that the value of the investment in the Company's common stock and each index was $100 at December 31, 1989, and that all dividends were reinvested.



- ------------------------------

* The Dow Jones Airlines Index and Dow Jones Air Freight/Couriers Index (collectively, the "Dow Jones Indices") have been used as industry peer group indices because such peer group data is unavailable from the primary competitors of the Company with respect to its air transportation services business (these competitors, consisting of other chartered airline services, being foreign-owned or privately-held). Although the Company has used the Dow Jones Indices as peer group indices, differences between the companies which comprise these indices and the Company reduce the comparability of stock price performance and other performance indicators. The Dow Jones Airlines Index consists of the major, scheduled, domestic airline carriers whereas World Airways is a smaller, non-scheduled airline carrier. The Dow Jones Air Freight/Couriers Index consists of large freight/courier companies such as Federal Express which have freight and courier operations significantly larger than World Airways' cargo operations. In addition, comparability is affected by the non-air transport-related components of the Company's business. If, and to the extent that, air transportation services become a smaller component of the Company's total operations in future years, different industry peer group indices may be used by the Company at that time.

                            PERFORMANCE GRAPH INDEX
                            Dec. 1989 to Dec. 1994

                             [GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE RETURN AMONG
         WORLDCORP INC., RUSSELL 2000, DOW JONES AIR FREIGHT/COURIERS
                      INDEX AND DOW JONES AIRLINES INDEX
                                                DOW JONES AIR
                                                   FREIGHT/     DOW JONES
Measurement period       WORLDCORP    RUSSELL      COURIERS      AIRLINES
(Fiscal Year Covered)       INC.       2000         INDEX         INDEX
- ---------------------    ---------   --------   -------------   ---------
Dec-89                     $ 100      $ 100         $ 100         $ 100
Dec-90                     $  33      $  80         $  78         $  72
Dec-91                     $  81      $ 118         $ 100         $  96
Dec-92                     $  50      $ 139         $ 124         $  94
Dec-93                     $  42      $ 166         $ 163         $ 114
Dec-94                     $  55      $ 163         $ 143         $  80

     WorldCorp is a New York Stock Exchange company that owns majority positions in two subsidiaries: World Airways, Inc., and US Order, Inc. Each of the following tables includes aggregate compensation information for each Named Executive Officer received from WorldCorp and one or more of the subsidiaries. The compensation of Messrs. Andrews and Paalborg is paid entirely by WorldCorp, including options to purchase WorldCorp common stock. Mr. Gorog's annual compensation is paid by US Order, Inc., but his long term equity compensation consists of options to purchase common stock of WorldCorp and of US Order; Mr. Gorog will be compensated by WorldCorp in 1995 for his service as Chairman of the Board of Directors of WorldCorp. Mr. Pollard's annual compensation is paid entirely by World Airways, Inc., but his long term equity compensation consists of options and warrants to purchase WorldCorp common stock and, upon the execution of his employment agreement, options to purchase World Airways common stock. Mr. Backus' annual compensation is paid entirely by US Order, Inc., and his long term equity compensation consists primarily of options to purchase common stock of US Order, but Mr. Backus still holds options to purchase common stock of WorldCorp originally granted in 1990.


                         SUMMARY COMPENSATION TABLE/1/

                                                                         Long-Term
                                           Annual Compensation          Compensation
                                        -------------------------       ------------
                                                                           Awards
                                                                        ------------
                                                                          Securities
                                                                          Underlying         All Other
                                                                           Options/           Compen-
   Name and Principal        Year        Salary/3/        Bonus             SARs/4/           sation/5/
       Position/2/                         ($)             ($)               (#)                ($)
- -----------------------------------------------------------------------------------------------------------

T. Coleman Andrews, III      1994        350,000             ---           800,000/6/          49,240/9/
President/CEO                1993        335,058/7/          ---               ---            215,281 1/10/
WorldCorp                    1992        357,280/7/          ---               ---              4,403

William F. Gorog             1994        220,805             ---           250,000/8/             ---
Chairman/CEO                 1993        187,646             ---               ---                ---
US Order                     1992        110,365             ---               ---                ---

Charles W. Pollard           1994        176,539             ---               ---/11/          8,134
President                    1993        172,316/7/          ---               ---             14,960
World Airways                1992        165,891/7/          ---           100,000              8,958

John C. Backus               1994        190,192           4,000           850,000/12/        875,000/13/
President                    1993            ---             ---               ---                ---
US Order                     1992            ---             ---               ---                ---

Andrew M. Paalborg           1994        160,000          25,000               ---              3,080
VP & General Counsel         1993        160,485          25,000           100,000             10,480
WorldCorp                    1992        146,308             ---           100,000              3,997

____________________
Footnotes

/1/ Does not include thirty-seven cockpit crew members each of whose compensation exceeded $100,000 in 1994.

/2/ The compensation of Messrs. Andrews and Paalborg is paid entirely by the Company, including options to purchase common stock of the Company. Mr. Gorog's annual compensation is paid by US Order, Inc., but his long term equity compensation consists of options to purchase common stock of WorldCorp and US Order. Mr. Gorog will be compensated by WorldCorp in 1995 for his service as Chairman of the Board of Directors of WorldCorp. Mr. Pollard's annual compensation is paid entirely by World Airways, Inc., but his long term equity compensation consists of options and warrants to purchase common stock of WorldCorp and, upon the execution of his employment agreement, options to purchase World Airways common stock. Mr. Backus' annual compensation is paid entirely by US Order, Inc., and his long term equity compensation consists primarily of options to purchase common stock of US Order, but Mr. Backus still holds options to purchase common stock of WorldCorp originally granted in 1990.

/3/ Includes compensation deferred under the Company's ESSOP, which is also available to employees of World Airways, Inc., and compensation deferred under US Order's 401(k) plan.

/4/ Includes options granted in 1994, 1993, and 1992 under (i) WorldCorp's Amended and Restated 1988 Stock Option Plan, and (ii) the US Order Employee Stock Option Plan (please see footnote 2, above). No warrants or SARs were granted in 1994, 1993, or 1992.

/5/ Amount includes value of WorldCorp contributions to the WorldCorp ESSOP. WorldCorp's contributions to the WorldCorp ESSOP are made in WorldCorp Common Stock and are valued using closing prices for the year in which the contributions were made. US Order's 401(k) Plan does not provide for company contributions to employee accounts.

/6/ Mr. Andrews was granted options to purchase WorldCorp common stock pursuant to the terms of his new WorldCorp employment agreement dated August 19, 1995. The terms and conditions of the employment agreement and the stock option agreement are set forth below in detail; please see "Contracts and Termination of Employment and Change in Control Arrangements."

/7/ Due to the prolonged global airline recession and its adverse effects on WorldCorp's financial performance, Messrs. Andrews and Pollard elected to reduce their salaries by 10% for the period beginning October 23, 1992, and ending June 1, 1993.

/8/ Mr. Gorog was granted options to purchase WorldCorp common stock as partial compensation for his services as Chairman of the Board of Directors of WorldCorp. The terms and conditions of the employment agreement are set forth below in detail; please see "Contracts and Termination of Employment and Change in Control Arrangements."

/9/ Consists of (i) $9,240 of WorldCorp contributions to the WorldCorp ESSOP, and (ii) $40,000 paid in connection with the modification of Mr. Andrews' Supplemental Incentive Compensation Agreement. Please see "Contracts and Termination of Employment and Change in Control Arrangements" below.

/10/ Consists of (i) $14,451 of WorldCorp contributions to the WorldCorp ESSOP, and (ii) $200,830 paid in connection with the modification of Mr. Andrews' Supplemental Incentive Compensation Agreement. Please see, "Contracts and Termination of Employment and Change in Control Arrangements" below.

/11/ Upon the execution of his employment agreement with World Airways, Mr.
     Pollard will be granted options to purchase World Airways common stock. Please see, "Contracts and Termination of Employment and Change in Control Arrangements" below.

/12/ Mr. Backus was granted options to purchase US Order common stock pursuant to the terms of his new US Order employment agreement dated August 1, 1994. Please see, "Contracts and Termination of Employment and Change in Control Arrangements" below.

/13/ As part of the August 1, 1994 purchase of US Order's bill pay operations, Visa required that all US Order employees of Visa Interactive, Visa's newly formed bill pay subsidiary, cancel their outstanding vested options to eliminate any potential conflicts of interest. As a result, US Order's shareholders and Board of Directors agreed to pay all active and full-time US Order employees (excluding William F. Gorog) for the cancellation of their outstanding and vested options. This payment to Mr. Backus was for cancellation of the majority of his outstanding and vested options.

- --------------------


The following tables list option grants to the Company's Named Executive Officers in 1994. While the grants to Messrs. Andrews and Gorog consist of options to purchase common stock of WorldCorp, Mr. Backus' grant consists of options to purchase common stock of US Order. The tables also set forth the hypothetical value of the options at the date of grant. The actual value, if any, that an executive may realize will depend on the spread between the market price and the exercise price on the date the options are exercised.


                        WORLDCORP OPTION GRANTS IN 1994
                             INDIVIDUAL GRANTS/1/

                            Number of      % of
                           Securities   Securities                                         Grant
                           Underlying   Underlying              Market                     Date
                             Options      Options              Price on                   Present
Name                         Granted      Granted    Exercise  Date of    Expiration     Value/3/
                               (#)          (#)      Price/2/   Grant        Date           ($)
- --------------------------------------------------------------------------------------------------
T. Coleman Andrews, III    800,000/4/           76%     $4.50     $6.87  Aug. 19, 2004  $4,356,000
William F. Gorog           250,000/4/           24%     $4.50     $5.25  Aug. 25, 2004  $  987,750
Charles W. Pollard                /1/          ---        ---                  ---           ---
Andrew M. Paalborg                ---          ---        ---                  ---
- --------------------------------------------------------------------------------------------------

/1/ The options listed in the above table were granted to Messrs. Andrews and Gorog by WorldCorp, Inc. Upon the execution of his employment agreement with World Airways, Mr. Pollard will be granted options to purchase the common stock of World Airways (please see "Contracts and Termination of Employment and Change in Control Arrangements", below).

/2/ The exercise price for the grants to Messrs. Andrews and Gorog reflected in this table was set at the average closing price on the New York Stock Exchange of the Common Stock for the thirty days prior to and including the date on which the Compensation Committee and Messrs. Andrews and Gorog reached agreement on the principal terms and conditions of their new employment agreements.

/3/ The Black-Scholes option valuation model was chosen to estimate the grant date present value of Messrs. Andrews' and Gorog's options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The real value of the options in this table depends upon the actual performance of the Company's stock during the applicable period. For calculation under the Black-Scholes model, the volatility was assumed to be 60%, and the risk-free rate of return was assumed to be the Treasury Bill rate of 4.65% and 4.48% for Mr. Andrews and Mr. Gorog, respectively. The exercise price of $4.50 for the 10 year term of the option was used.

/4/ These options become exercisable ten years less 90 days from the original date of grant, but such vesting may be accelerated if certain targets are achieved with respect to the Company's stock price. For further descriptions of the Stock Option agreements, please see "Contracts and Termination of Employment and Change in Control Arrangements" below.

- -----------------


This table sets forth hypothetical gains that would exist for the options based on assumed rates of annual compounded growth in the stock price of 0%, 5% and 10% from the date the options were granted over the full option term.



                        US ORDER OPTION GRANTS IN 1994
                               INDIVIDUAL GRANTS

                  Number of      % of
                 Securities   Securities                             Potential Realizable Value at As-
                 Underlying   Underlying                                sumed Annual Rates of Stock
                   Options      Options                              Price Appreciation for Option
                   Granted      Granted    Exercise    Expiration                   Term
Name                 (#)          (#)      Price/1/       Date                       ($)
- -------------------------------------------------------------------------------------------------------
                                                                         0%       5%            10%
                                                                        ---       --            ---
John C.Backus      850,000        65%      $7.135      Aug. 1, 2002     $0    $  851,064     $2,038,447
                                                     & Aug. 1, 2004      0     2,690,411      6,818,030
- -------------------------------------------------------------------------------------------------------

/1/ The exercise price for the grants to Mr. Backus of US Order common stock is based on the last value set at December 21, 1993, upon the conclusion of a private placement of US Order common stock.

/2/ Consists of (i) a grant of options to purchase 250,000 shares of the Common Stock of US Order, Inc., which expires on August 1, 2002, and (ii) a grant of options to purchase 600,000 shares of Common Stock of US Order, Inc., which expire on August 1, 2004, both of which become exercisable ten years less 90 days from the original date of grant, but vesting may be accelerated if certain targets are achieved with respect to US Order's stock price. For further description of this Stock Option agreement, please see "Contracts and Termination of Employment and Change in Control Arrangements" below.

- ---------------



The following table lists aggregated option exercises in 1994. Mr. Backus holds options for both WorldCorp and US Order; please see footnote number 5 for a description of his holdings.

                      AGGREGATED OPTION EXERCISES IN 1994
                         AND YEAR-END OPTION VALUES/1/

                                                         Number of
                                                        Securities             Value of
                                                        Underlying           Unexercised
                                                        Unexercised          In-The-Money
                                                        Options at        Options at FY-End
                             Shares                     FY-End (#)               ($)
                           Acquired       Value
                               on        Realized      (Exercisable/        (Exercisable/
          Names             Exercise        $         Unexercisable)        Unexercisable)
- ---------------------------------------------------------------------------------------------
T. Coleman Andrews, III         0           0        400,000/400,000/2/   1,100,000/1,100,000
William F. Gorog                0           0        150,000/100,000/3/     412,500/275,000
John C. Backus/4/            11,000/4/   78,430/4/   269,527/816,530/4/       23,291/0/4/
Andrew M. Paalborg           10,000      42,800      140,611/128,889/5/     114,061/161,639
Charles W. Pollard              0           0        281,667/48,333/6/         325,000/0
- ---------------------------------------------------------------------------------------------

/1/ The information set forth in this table includes the aggregate amount of all options granted to the Named Executive Officers by WorldCorp and one or more of its subsidiaries. The calculations in this table are based upon a December 30, 1994, closing price of $7.25 of WorldCorp's Common Stock on the New York Stock Exchange.

/2/ Consists of options to purchase 800,000 shares of common stock granted to Mr. Andrews pursuant to the employment agreement and stock option agreement between Mr. Andrews and the Company dated August 19, 1994. See "Contracts and Termination of Employment and Change in Control Arrangements" below.

/3/ Consists of options to purchase 250,000 shares of common stock granted to Mr. Gorog pursuant to the employment agreement and stock option agreement between Mr. Gorog and the Company dated August 1, 1994. See "Contracts and Termination of Employment and Change in Control Arrangements" below.

/4/ Consists of options to purchase (i) 1,071,724 shares of common stock of US Order granted to Mr. Backus in January, 1992 and August, 1994 pursuant to the US Order Employee Stock Option Plan and (ii) 14,333 shares of common stock of the Company granted to Mr. Backus in 1990 pursuant to the 1988 Stock Option Plan. Because US Order, Inc., is a private, high technology Company, a market value for the shares does not exist. The value used for the US Order, Inc., 850,000 shares of common stock underlying the two option grants is $7.13, or the last value assigned based on a private placement of US Order's stock which was concluded on December 21, 1993.

/5/ Consists of (i) 500 warrants transferred to Mr. Paalborg in 1993, and (ii) options to purchase 279,000 shares of Common Stock granted to Mr. Paalborg between 1990 and 1993. At year end, after the exercise of his option to acquire 10,000 shares of common stock of the Company and subsequent sale by Mr. Paalborg of the 10,000 shares of common stock, options to purchase 140,111 shares of Common Stock and warrants with respect to 500 shares of Common Stock were exercisable.

/6/ Consists of (i) 130,000 warrants issued to Mr. Pollard in 1989, and (ii) options to purchase 200,000 shares of Common Stock granted to Mr. Pollard between 1988 and 1992. At year end, options to purchase 151,667 shares of Common Stock and warrants with respect to 130,000 shares of Common Stock were exercisable. In connection with the employment agreement currently being negotiated between Mr. Pollard and World Airways, the parties have agreed that 100,000 of Mr. Pollard's 200,000 options, with an exercise price of $9.64 per share, will be cancelled upon the grant of a new option to purchase up to 250,000 shares of World Airways. Please see "Contracts and Termination of Employment and Change in Control Arrangements," below.

                  CONTRACTS AND TERMINATION OF EMPLOYMENT AND
                        CHANGE IN CONTROL ARRANGEMENTS


Employment Agreements
- ---------------------

     The Company has entered into employment agreements with each of Messrs. Andrews, Gorog, and Paalborg. The terms and conditions of each agreement are more fully discussed below. US Order recently entered into an employment agreement with Mr. Backus, and World Airways expects to complete negotiations and sign an employment agreement with Mr. Pollard in the near future. Following the analysis and research completed by the Compensation Committee of the Board of Directors in concluding its agreement with the Chief Executive Officer of the Company, the principles included in that agreement have generally been applied to the employment agreements of each of the other Named Executive Officers.


     T. Coleman Andrews, III
     -----------------------

     The Company and T. Coleman Andrews, III, entered into an employment agreement and a stock option agreement on August 19, 1994, upon obtaining shareholder approval at a special meeting of amendments to the Company's 1988 Stock Option Plan (the "Plan") permitting Mr. Andrews to participate in the Plan as part of a new employment agreement with the Company.

     The principal terms of the new agreement are as follows: (i) Mr. Andrews will receive a minimum salary of $350,000 per year beginning on the date of the executed contract; (ii) the term of the agreement expires on December 31, 1997, subject to a renewal and extension provision described below; (iii) Mr. Andrews is eligible to receive bonuses pursuant to the Company's new Management Incentive Compensation Plan; (iv) Mr. Andrews received a grant of options to purchase 800,000 shares of Common Stock; (v) Mr. Andrews has agreed to hold a substantial number of shares of the Company's Common Stock and (vi) the Company will maintain a $5 million life insurance policy, the proceeds of which, in the event of Mr. Andrews' death are payable to Mr. Andrews' estate.

     If, as of December 31, 1996, Andrews and WorldCorp have not executed a new employment agreement, or neither party has given written notice to the other that they intend to allow this agreement to expire at the end of its term on December 31, 1997, then and in that event Mr. Andrews' employment agreement will be automatically extended for an additional period of eighteen (18) months through June 30, 1998, with all economic provisions extended on a pro rata basis.

     The following terms were retained from the previous employment agreement. Mr. Andrews may terminate his employment in the event (i) the Company relocates its headquarters outside of the Washington, D.C. area, (ii) his duties are diminished in a manner materially altering his responsibilities, or (iii) the Board determines that the Company should be liquidated or dissolved during the term of the employment agreement. In the event Mr. Andrews exercises this termination right, or, in the event the Company terminates Mr. Andrews' employment with the Company other than for Cause (as defined in the Agreement), the Company is obligated to pay Mr. Andrews the undiscounted remainder of his base salary then in effect, any deferred salary and/or bonus compensation payable, and all granted but unexercisable stock options under Mr. Andrews' stock option agreement shall become immediately exercisable for a period of one year following the date of termination, and any federal or state taxes imposed upon this termination payment.

     To align Mr. Andrews' interests with those of the Company's shareholders, Mr. Andrews has agreed to hold the following amounts of Company common stock for the balance of the term of his employment agreement (and for any renewals or extensions thereof), from the earlier to occur of: (1) Mr. Andrews' exercise of
                              -------
options
in the amounts set forth below; or (2) the dates indicated below. For purposes of Mr. Andrews' employment agreement, any shares of Company common stock owned by members of Mr. Andrews' immediate family (i.e., spouse, sons or daughters) shall be counted toward Mr. Andrews' stock ownership holding requirements:

                                                 Required Common
     Options Exercised           Date            Stock Holdings
     -----------------      ---------------      ---------------
          300,000            April 1, 1995            20,000
          400,000            April 1, 1996            30,000
          500,000            April 1, 1997            40,000
          600,000                 ---                 50,000
          700,000                 ---                 60,000
          800,000                 ---                 70,000


     Mr. Andrews was granted options to purchase 800,000 shares of the Company's common stock, 200,000 of which were immediately exercisable upon the grant on August 19, 1994. The remaining 600,000 options become exercisable ten years less 90 days from the original grant date of August 19, 1994, provided, however, the exercise date will be accelerated with respect to these 600,000 shares if certain targets are achieved with respect to the Company's stock price. Pursuant to this provision, Mr. Andrews will be entitled to exercise options to purchase 100,000 shares of Common Stock, at the $4.50 exercise price, each time that WorldCorp stock trades at a price that is an increase of 25% over the preceding eligibility level for twenty trading days, up to the maximum of 600,000 shares. Thus, Mr. Andrews will be entitled to exercise options for 100,000 shares, at the exercise price of $4.50 per share, if WorldCorp stock trades at or above $5.63 for twenty trading days (that is, a 25% increase in the price of the stock above the preceding option grant price of $4.50). The same entitlement would arise for five additional grants of options for 100,000 shares each, at the exercise price of $4.50 per share, if WorldCorp stock trades at or above $7.03, $8.79, $10.99, $13.74, and $17.17, for twenty trading days each (each of these trading prices is 25% above the price of the stock at the earlier tier).

     The options expire at the earlier of (i) the end of ten years, or (ii) one year after Mr. Andrews ceases to provide any services, including services as a member of the board of directors, to the Company, World Airways, US Order, the Company's other affiliates, or any other entity in which the Company has both any equity or debt investment and representation on the board of directors thereof. In the event Mr. Andrews is no longer employed as Chief Executive Officer of the Company, options that have not become exercisable by such time will not thereafter become exercisable.

     The Company and Mr. Andrews in 1989 entered into a Supplemental Incentive Compensation Agreement (the "Incentive Agreement") in lieu of the Company's granting additional equity to Mr. Andrews. Under the Incentive Agreement, the Company agreed to pay Mr. Andrews the amount of $1,300,000, plus interest, on the expiration of his employment agreement if certain conditions were met, including Mr. Andrews being an employee at that time. In December, 1993, the Company and Mr. Andrews agreed to modify the Incentive Agreement by terminating it and entering into a new agreement. In connection with the new agreement, the Company paid Mr. Andrews in December, 1993, (approximately seven months early) $200,830 due him under the Incentive Agreement. The new agreement delays payment to Mr. Andrews of the balance due under the Incentive Agreement and provides that the Company will make four annual installment payments, of $420,000, including interest, between 1995 and 1998.

     In 1989, concurrent with execution of the Incentive Agreement, the Company loaned Mr. Andrews $1,300,000 under a full recourse promissory note that bore interest at the same rate as the interest rate set forth in the Incentive Agreement. The Company and Mr. Andrews agreed, in December 1993, to cancel the earlier note and to substitute a new, full recourse promissory note due in installments between January 1994 and February 1998; the new note bears interest at the same rate as in the amount of $1,763,000 set forth in the new Incentive Agreement. Mr. Andrews reduced the principal balance of his obligation to the Company by $280,000 as of March 31, 1995.


     William F. Gorog
     ----------------

     The Company and US Order entered into a one year employment agreement and a stock option agreement with Mr. Gorog dated August 1, 1994. Under the terms of Mr. Gorog's employment agreement, US Order pays Mr. Gorog an annual salary of $250,000 as compensation for serving as Chairman of the Board and Chief Executive Officer of US Order. The Company pays Mr. Gorog an annual salary of $50,000 as compensation for serving as the Chairman of the Board of Directors of the Company.

     Mr. Gorog has agreed to hold the following amounts of Company common stock for the balance of the term of his employment agreement (and for any renewals or extensions thereof), from the earlier to occur of: (1) Mr. Gorog's exercise of
                              -------
options in the amounts set forth below, or (2) the dates indicated below. As is the case with Mr. Andrews, for purposes of Mr. Gorog's employment agreement, any shares of Company common stock owned by members of Mr. Gorog's immediate family shall be counted toward Mr. Gorog's stock ownership and holding requirements:

                                                   Required Common
      Options Exercised           Date             Stock Holdings
      -----------------           ----             ---------------
           125,000            April 1, 1995              8,500
           150,000            April 1, 1996             12,500
           175,000            April 1, 1997             16,500

     As additional compensation to Mr. Gorog for serving as the Chairman of the Board of Directors of the Company, Mr. Gorog was granted options to purchase 250,000 shares of the Company's common stock, 100,000 of which were immediately exercisable upon the grant on August 1, 1994. The remaining 150,000 options become exercisable ten years less 90 days from the original grant date of August 1, 1994, provided, however, the exercise date will be accelerated with respect to these 150,000 shares if the same targets are achieved with respect to the Company's stock price as are set forth in Mr. Andrews' stock option agreement. Mr. Gorog's stock options expire under the same terms and conditions that govern the expiration of Mr. Andrews' options.


     Andrew M. Paalborg
     ------------------

     On February 1, 1995, the Company and Mr. Paalborg entered into an employment agreement. The principal terms of the new agreement are as follows:
(i) Mr. Paalborg will receive a base salary of $180,000 per year effective February 1, 1995; (ii) the term of the agreement expires on February 1, 1998, subject to a renewal and extension provision similar to that set forth in Mr. Andrews' agreement; (iii) Mr. Paalborg is eligible to receive bonuses pursuant to the Company's Management Incentive Compensation Plan; and (iv) Mr. Paalborg agrees to hold the following amounts of Company common stock for the balance of the term of his employment agreement (and for any renewals or extensions thereof), from the earlier to occur of: (1) Mr. Paalborg's exercise of options
                   -------
in the amounts set forth below; or (2) the dates indicated below. As is the case with Messrs. Andrews and Gorog,

Company common stock owned by members of Mr. Paalborg's immediate family shall be counted toward Mr. Paalborg's stock ownership and holding requirements:


                                    Required Common
Options Exercised       Date        Stock Holdings
- -----------------  ---------------  ---------------
     112,500        April 1, 1996         7,500
     150,000        April 1, 1997        11,250
     187,500        April 1, 1998        15,000
     225,000             ---             18,750
     262,500             ---             22,500
     300,000             ---             26,250


     John C. Backus
     --------------

     US Order, Inc., and Mr. Backus entered into an employment agreement, effective August 1, 1994, that provides that Mr. Backus will serve as President and Chief Operating Officer of US Order until July 31, 1997, a term which automatically extends until December 31, 1997 unless terminated earlier. Mr. Backus is entitled to (i) a base salary of $250,000 per year, (ii) a bonus of between 0 and 75% of his base salary pursuant to the terms of US Order's Management Incentive Compensation Plan, (iii) the right to participate in all bonus and incentive compensation plans or arrangements made available to other US Order officers and directors and (iv) certain other benefits, including a $5 million life insurance policy. Mr. Backus is entitled to receive performance stock options in accordance with the Company's 1991 Stock Option Plan. US Order may terminate the agreement upon Mr. Backus' death, disability or upon the affirmative vote of the majority of the Board of Directors. If the Board terminates Mr. Backus without cause, Mr. Backus is entitled to receive the remainder of the base salary due under the agreement and all options granted to Mr. Backus but unexercisable under the US Order Stock Option Plan shall become immediately exercisable for a period of one year. Mr. Backus may terminate the agreement upon 30 days notice under certain circumstances, including a diminution of responsibilities and a change of control of US Order. Upon termination by Mr. Backus he is entitled to receive the reminder of his base salary due under the employment agreement and all options granted but unexercisable shall immediately vest.

     As part of his employment agreement, Mr. Backus has agreed to hold the following amounts of US Order common stock for the balance of the term of his employment agreement (and for any renewals or extensions thereof), from the earlier to occur of: (1) Mr. Backus' exercise of options in the amounts set
- -------
forth below; or (2) the dates indicated below. For purposes of Mr. Backus' employment agreement, any shares of Company common stock owned by members of Mr. Backus' immediate family (i.e., spouse, sons or daughters) shall be counted toward Mr. Backus' stock ownership holding requirements:


                                                      Required Common
        Options Exercised            Date             Stock Holdings
       -------------------          -----             ---------------
             100,000             April 1, 1996            10,000
             200,000             April 1, 1997            15,000
             300,000             April 1, 1998            20,000


     Mr. Backus was granted options to purchase 600,00 shares of common stock of US Order at an exercise price of $7.13 per share. The options for 600,000 shares will become exercisable on May 1, 2004; however, the exercise date will be accelerated with respect to increments of 100,000 shares if certain targets are achieved regarding US Order's stock price. Pursuant to this provision, Mr. Backus will be entitled to exercise options to purchase 100,000 shares of common stock of US Order, at the $7.13 exercise price, each time that US Order stock trades at a price that is an increase of 25% over the preceding eligibility level for twenty trading days. Thus, Mr. Backus will first be entitled to exercise options for 100,000 shares if the common stock of US Order trades at or above $8.91 for twenty consecutive trading days. The same entitlement would arise for five additional blocks of 100,000 options, at the exercise price of $7.13 per share, if US Order stock traded at or above, $11.14, $13.93, $17.41, $21.76, and $27.20 for twenty trading days each (each of these trading prices is 25% above the price of the stock at the earlier tier). The options expire at the earlier of (i) the end of ten years, or (ii) one year after Mr. Backus ceases employment with US Order as President and Chief Operating Officer, unless he continues to provide services as a member of the board of directors of the Company or US Order, or any of US Order's or the Company's other affiliates, or any other entity in which the Company or US Order has both any equity or debt investment and representation on the board of directors thereof. In the event Mr. Backus is no longer employed as President and Chief Operating Officer of the Company and has not left his employment for Good Reason (as defined), options that have not become exercisable by such time will not thereafter become exercisable.


     Charles W. Pollard
     ------------------

     The Company and Mr. Pollard are currently engaged in negotiations concerning an employment agreement. These negotiations, although not yet reduced to a written agreement, have produced understandings between the Company and Mr. Pollard as to the principal terms of an employment agreement, expected to be concluded on substantially the same terms as those included in the employment and stock option agreements of the other Named Executive Officers.

     The principal terms of the new agreement are as follows: (i) Mr. Pollard will receive a minimum salary of $225,000 per year beginning as of January 1, 1995; (ii) the term of the agreement expires on October 31, 1997, subject to a renewal and extension provision described below; (iii) Mr. Pollard is eligible to receive bonuses pursuant to World Airways' new Management Incentive Compensation Plan; (iv) Mr. Pollard will receive a grant of options to purchase 250,000 shares of common stock of World Airways, Inc.; (v) Mr. Pollard has agreed to hold a certain number of shares of the Company's Common Stock and/or the common stock of World Airways; (vi) World Airways will maintain a $2 million life insurance policy, the proceeds of which, in the event of Mr. Pollard's death, are payable to Mr. Pollard's estate; and (vii) World Airways will provide Mr. Pollard retirement benefits, consisting of an annual retirement income of $50,000 per year structure to eliminate certain risks and to be fully funded at the completion of ten years of service, which will vest at the earlier of ten years of service or the termination of Mr. Pollard's employment for Good Reason or by the Board of Directors for other than Cause.

     If, as of October 31, 1996, Pollard and World Airways have not executed a new employment agreement, or neither party has given written notice to the other that they intend to allow this agreement to expire at the end of its term on October 31, 1997, then and in that event Mr. Pollard's employment agreement will be automatically extended for an additional period of eighteen (18) months through April 30, 1998, with all economic provisions extended on a pro rata basis. Mr. Pollard may terminate his employment in the event (i) World Airways relocates its headquarters outside of the Washington, D.C. area, (11) his duties are diminished in a manner materially altering his responsibilities, or (iii) the Board determines that World Airways should be liquidated or dissolved during the term of the employment agreement. In the event Mr. Pollard exercises this termination right, or, in the event World Airways terminates Mr. Pollard's employment other than for Cause (as defined in the Agreement), World Airways is obligated to pay Mr. Pollard the undiscounted remainder of his base salary then in effect, any deferred salary and/or bonus compensation payable, and all granted but unexercisable stock options under Mr. Pollard's stock option agreement shall become immediately exercisable for a period of one year following the date of termination, and any federal or state taxes imposed upon this termination payment.

     To align Mr. Pollard's interests with those of World Airways' shareholders, Mr. Pollard has agreed to hold the following amounts of World Airways common stock for the balance of the term of his employment agreement (and for any renewals or extensions thereof), from the earlier to occur of: (1) the
                                          -------
effectiveness of a registration statement on Form S-1 registering the common stock of World Airways; or (2) the dates indicated below. For purposes of Mr. Pollard's employment agreement, any shares of WorldCorp and/or World Airways common stock owned by members of Mr. Pollard's immediate family (i.e., spouse, sons or daughters) shall be counted toward Pollard's stock ownership holding requirements:

                                             Required Common
Options Exercised             Date           Stock Holdings
- -----------------             ----           ---------------
      93,750              April 1, 1996            6,250
     125,000              April 1, 1997            9,375
     156,250              April 1, 1998           12,500
     187,500                   ---                15,625
     218,750                   ---                18,750
     250,000                   ---                21,875

     As part of his employment agreement Mr. Pollard will be granted options to purchase 250,000 shares of World Airways' common stock, 100,000 of which will be immediately exercisable upon the grant, effective as of January 1, 1995. The remaining 150,000 options become exercisable ten years less 90 days from the original grant date of January 1, 1995, provided, however, the exercise date will be accelerated with respect to these 150,000 shares if certain targets are achieved with respect to World Airways' stock price. Pursuant to this provision, Mr. Pollard will be entitled to exercise options to purchase 25,000 shares of World Airways common stock, at an $11.00 exercise price, each time that World Airways stock trades at a price that is an increase of 25% over the preceding eligibility level for twenty trading days, up to the maximum of 150,000 shares.

     The options expire at the earlier of (i) the end of ten years, or (ii) one year after Mr. Pollard ceases to provide any services, including services as a member of the board of directors, to WorldCorp or World Airways, WorldCorp's other affiliates, or any other entity in which World Airways has both any equity or debt investment and representation on the board of directors thereof. In the event Mr. Pollard is no longer employed as President of the Company, options that have not become exercisable by such time will not thereafter become exercisable.

Change in Control Agreements
- ----------------------------

     It is the policy of the Board of Directors, originally determined on November 20, 1989, after receiving the report of an independent compensation consultant, that the Company should take steps to ensure the retention of certain executives in the event of circumstances presenting the possibility of a change of control. The employment agreements described above between the Company, or one of its majority owned subsidiaries, as applicable, and the Named Executive Officers, generally provide that in the event of termination of the executive officer's employment by the Company without Cause (as defined) or by the executive officer for Good Reason (as defined) within two years after a Change of Control (as defined) the Company will pay the executive officer the undiscounted remainder of his base salary, any deferred salary and/or bonus compensation payable, all granted but unexercisable stock options under the option agreements shall become immediately exercisable, and continuation of health, life, accident, and disability insurance at the Company's expense following termination for one year for each year of service or until comparable coverage is obtained.

     The Company has issued stock options to each of the Company's Named Executive Officers. Certain of the options issued to executive officers under the Company's 1988 Stock Option Plan prior to May 13, 1992, provided that upon a Change of Control (as defined) the executive officer's option shall become immediately exercisable as of the date of the Change of Control for up to double the number of shares of Common Stock for which the option is otherwise exercisable as of the date of the Change of Control (not to exceed the total number of Option Shares, as defined). Other options issued to executive officers under the 1988 Stock Option Plan prior to May 13, 1992, provided that in the event of termination of the executive officer's employment by the Company without Cause (as defined) or by the executive officer for Good Reason (as defined) within two years after a Change of Control (as defined) the executive officer's stock options shall become fully vested and exercisable. In 1992, the Company amended and restated its 1988 Stock Option Plan. The Company's stockholders approved the amended and restated 1988 Stock Option Plan on May 13, 1992. Options issued to executive officers under the 1988 Stock Option Plan as amended and restated provide that in the event of termination of the executive officer's employment by the Company without Cause (as defined) or by the executive officer for Good Reason (as defined) within two years after a Change of Control (as defined) the executive officer's stock options shall become fully vested and exercisable.

     Pursuant to the terms of the option agreements between the Company and Messrs. Andrews, Gorog and Paalborg, in the event of the termination of their employment by the Company without Cause (as defined) or by the executive officer for Good Reason (as defined) within two years after a Change of Control (as defined) the executive officer's stock options shall become immediately exercisable. Pursuant to the terms of the option agreement between US Order and Mr.Backus, in the event of the termination of Mr. Backus' employment by US Order without Cause (as defined) or by the executive officer for good Reason (as defined) within two years after a Change of Control (as defined) Mr. Backus' US Order stock options shall become immediately exercisable. The current understanding between World Airways and Mr. Pollard includes a similar provision relating to his World Airways' options.


                             CERTAIN TRANSACTIONS


William F. Gorog
- ----------------

     Mr. William F. Gorog is Chief Executive Officer and Chairman of the Board of US Order, and Mr. Gorog, together with certain members of his immediate family (referred to collectively herein as the "Founders"), owned 43% of US Order prior to WorldCorp's exercise of the option described below, completed in February, 1995.

     On September 10, 1990, the Board of Directors of the Company unanimously authorized the Company to enter into and consummate a Stock Purchase Agreement dated as of September 14, 1990 (the "Stock Purchase Agreement"), under which the Company agreed to purchase 1,250,000 shares of Series A Preferred Stock issued by US Order ("Series A Preferred Stock"). The Company entered into a related Stock Restriction Agreement dated as of September 14, 1990 (the "Stock Restriction Agreement"). The Board of Directors of the Company authorized the purchase of US Order common stock as part of the Company's continuing efforts to diversify its interests. The Stock Purchase Agreement also gave the Company the option to purchase an additional 3,954,082 shares of Series A Preferred Stock. On July 1, 1992, the Company purchased an incremental 6% of the Series A Preferred Stock for $1.0 million which increased the Company's ownership in US Order to 51%. As of December 31, 1994, the Company had purchased for an aggregate amount of $5,325,000 a total of 5,204,082 shares of Series A Preferred Stock, which are convertible into Common Stock.

     During 1992, the Company loaned $1,750,000 to US Order for working capital purposes. Effective December 31, 1992, the Company converted these borrowings to 1,750 shares of nonvoting Series B Preferred Stock, $1,000 liquidation preference per share, redeemable at the end of five years for cash with a 7.5% per annum dividend payable in cash quarterly ("Series B Preferred Stock"). In 1992 and early 1993 the Company advanced US Order an additional $2,800,000. The Company converted these borrowings to an additional 2,800 shares of Series B Preferred Stock. As of March 31, 1993, the Company had advanced an additional $2,551,000 to US Order. On April 1, 1993, the Company converted this borrowing into 2,551 shares of Series B Preferred Stock. During 1993, the Company also purchased an additional 449 shares of Series B Preferred Stock for $449,000. In June 1993, the Company advanced $3,500,000 to US Order in the form of a note due in December 1995 with a variable interest rate (15.5 percent at December 31, 1993). On February 28, 1994, the interest rate on the note was reduced to a fixed annual rate of 14 percent.

     In December 1993, US Order completed a private equity placement for $12.0 million with financial and strategic partners. The Company invested $1.7 million in this equity offering in return for Series C Preferred Stock. The Company and the financial and strategic partners of US Order own stock that carries liquidation preferences pursuant to which WorldCorp is currently entitled to 64.29% of any distribution of the assets and funds of US Order made pursuant to a liquidation.

     In February 1995, pursuant to the terms of the Stock Restriction Agreement, the Company completed the purchase of 4,757,679 shares of the common stock of US Order, par value $.001 per share. Consideration for this purchase paid by the Company consisted of cash, promissory notes and 302,282 shares of WorldCorp common stock which were registered with the Securities and Exchange Commission in an S-3 filing declared effective January 19, 1995. Upon completion of this transaction the Company owned 89% of the voting stock of US Order.

     In summary, WorldCorp's interest in US Order consists of: (i) $3.9 million invested in return for common stock, (ii) $5.3 million invested in return for Series A Preferred Stock, (iii) $4.3 million invested in return for Series B Preferred Stock, (iv) $1.7 million invested in return for Series C Preferred Stock, and (v) $3.5 million invested in the form of a 14 percent note due in December 1995.

     The Company provides certain business services to US Order, including the sublease of office space to US Order. The Company bills US Order for the costs of these services. In 1994, US Order paid approximately $195,000 to the Company and owed $64,744 to the Company for these services as of December 31, 1994.


T. Coleman Andrews, III
- -----------------------

     Mr. T. Coleman Andrews, III, has served as Chief Executive Officer of the Company since June of 1987. The Company and Mr. Andrews in 1989 entered into a Supplemental Incentive Compensation Agreement (the "Incentive Agreement") in lieu of the Company's granting additional equity to Mr. Andrews. Under the Incentive Agreement, the Company agreed to pay Mr. Andrews the amount of $1,300,000, plus interest, on the expiration of his employment agreement if certain conditions were met, including Mr. Andrews being an employee at that time. In December, 1993, the Company and Mr. Andrews agreed to modify the Incentive Agreement by terminating it and entering into a new agreement. In connection with the new agreement, the Company paid Mr. Andrews in December, 1993, (approximately seven months early) $200,830 due him under the Incentive Agreement. The new agreement delays payment to Mr. Andrews of the balance due under the Incentive Agreement and provides that the Company will make four annual installment payments of $420,000, including interest, between 1995 and 1998.

     In 1989, concurrent with execution of the Incentive Agreement, the Company loaned Mr. Andrews $1,300,000 under a full recourse, interest-bearing promissory note that bore interest at the same rate as the interest rate set forth in the Incentive Agreement. The Company and Mr. Andrews agreed, in December 1993, to cancel the earlier note and to substitute a new, full recourse promissory note due in installments between January 1994 and February 1998 for the principal amount of $1,763,320; the new note bears interest at the same rate as the interest rate set forth in the new Incentive Agreement. Mr. Andrews reduced the principal balance of his obligation to the Company by $280,000 as of March 31, 1995.

                ITEM  NO. 2 -- RATIFICATION  OF  SELECTION  OF
                  INDEPENDENT  CERTIFIED  PUBLIC  ACCOUNTANTS

     The firm of KPMG Peat Marwick LLP served as independent certified public accountants for the Company in 1994 and is expected to be represented at the Annual Meeting. A representative of KPMG Peat Marwick LLP will have an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions.

     As of this date, the Board of Directors desires to have KPMG Peat Marwick LLP continue as accountants for the Company for the year ending December 31, 1995. Accordingly, the Company is presenting a resolution to the meeting to ratify the appointment by the Board of Directors. If the stockholders do not approve the proposal, the Board of Directors will reconsider its action with respect to the appointment of accountants. Approval of the resolution, however, will in no way limit the Board's authority to terminate or otherwise change the engagement of KPMG Peat Marwick LLP during the year ending December 31, 1995.

      THE  BOARD  OF  DIRECTORS  RECOMMENDS  A  VOTE  FOR  THE  PROPOSAL.


                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1996 Annual Meeting of Stockholders must be received by the Company's Secretary no later than December 1, 1995, to be included in the Company's 1996 proxy materials.

     Proposals intended for inclusion in next year's proxy statement should be sent to the Secretary of the Company at WorldCorp, Inc., The Hallmark Building, 13873 Park Center Road, Herndon, Virginia 22071.


                   OTHER MATTERS TO COME BEFORE THE MEETING

     In addition to the matters described above, there will be an address by the Chief Executive Officer and a general discussion period during which stockholders will have an opportunity to ask questions about the business.

     The Company does not intend to bring any other matter before the meeting and does not know of any other matter which is proposed to be brought before the meeting. However, should any other matter properly come before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their judgment on such matter.


                                 ANNUAL REPORT

     A copy of the Annual Report is being mailed to each stockholder entitled to vote at the Annual Meeting of Stockholders. A copy of the Company's Form 10-K is available at no charge to all stockholders. For a copy write to: Andrew M. Paalborg, Vice President and General Counsel, WorldCorp, Inc., The Hallmark Building, 13873 Park Center Road, Herndon, Virginia 22071.

                               OTHER INFORMATION

     This solicitation of proxies is made by the Board of Directors, and the Company will bear the costs of solicitation. In addition to solicitation by mail, proxies may also be solicited by directors, officers, and employees of the Company, who will not receive additional compensation for such solicitation. Brokerage firms and other custodians, nominees and fiduciaries will be reimbursed by the Company for their reasonable expenses incurred in sending proxy material to beneficial owners of the Common Stock. The address of WorldCorp's principal executive offices is The Hallmark Building, 13873 Park Center Road, Herndon, Virginia 22071, and its telephone number is (703) 834-9200. The above notice and proxy statement are sent by order of the Board of Directors.

Dated:   April 20, 1995

                                 By Order of the Board of Directors,



                                 Andrew M. Paalborg
                                 Vice President & General Counsel

                                WORLDCORP, INC.

       Proxy for Annual Meeting of Stockholders to be held May 24, 1995
          This Proxy is Solicited on Behalf of the Board of Directors

     The stockholder and recipient of the enclosed WorldCorp, Inc. 1995 Proxy Voting Card (the "Card Recipient"), having received the Notice of Annual Meeting and the Board of Directors' Proxy Statement, hereby appoint(s) T. Coleman Andrews, III, William F. Gorog and Andrew M. Paalborg, and each of them, proxies (the "Proxies") of the Card Recipient (with full power of substitution) to attend the above Annual Meeting to be held at the Renaissance Hotel in Herndon, Virginia on May 24, 1995, at 8:30 A.M. and all adjournments thereof (the "Meeting") and there to vote all shares of Common Stock of WorldCorp, Inc. that the Card Recipient would be entitled to vote, if personally present, in regard to all matters which may come before the Meeting, and especially to vote on the matters set forth below.

     This Proxy, when properly executed through the Automated Voice Response System, will be voted in the manner specified by the Card Recipient therein. If any nominee is not available to serve this Proxy may be voted for a substitute or for a lesser number of Directors.

1. a) The election of four Class I Directors to serve for the ensuing two years, T. Coleman Andrews, III FOR (press 1) AGAINST (press 2);
     William F. Gorog FOR (press 1) AGAINST (press 2); Patrick F. Graham FOR (press 1) AGAINST (press 2); Jack F. Kemp FOR (press 1) AGAINST (press 2)

2. b) The election of one Class II Director to serve until the 1996 Annual Meeting of Stockholders, John C. Backus FOR (press 1) AGAINST (press 2)

3. The ratification of the selection by the Board of Directors of KPMG Peat Marwick LLP as the Company's independent accountants for the current fiscal year, FOR (press 1) AGAINST (press 2) ABSTAIN (press 3)

4. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.




     As a WorldCorp, Inc. shareholder, you'll be pleased to know that you are taking part in a landmark event. You will be one of the first shareholders to grant your proxy using an automated voice response system. WorldCorp, Inc. is introducing this user-friendly, interactive proxy voting system, provided by PROX-E-VOICE(TM) to its shareholders as an alternative to traditional proxy cards. We're excited about it because it gives us an opportunity to demonstrate one of the advantages of interactive technology.

     From a Touch Tone phone, just dial 1-800-867-7631. You'll be connected to
                                        --------------
the proxy system. A voice prompt will guide you through the voting process. You'll need to enter your WorldCorp Account Number, followed by the PIN number printed on the plastic card you received with these proxy materials, so please have this information available before you place your call.

                                              If you make a mistake or wish to
                                          change your vote, just press the star
                                          key (*) at any time. You'll be
                                          returned to the beginning of the
                                          prompt and you may start over again.

                                              If you need further instruction or
                                          have any questions, please contact
                                          Linda Poland in Investor Relations, by
                                          calling (703) 834-9385 from 9 a.m. to
                                          6 p.m. EST. Monday through Friday.

                                              We're proud to be able to bring
                                          this voting option to you first
                                          through PROX-E-VOICE(TM) technology.
                                          And, we're proud that our shareholders
                                          are able to join us in making this
                                          endeavor a reality.

                                              Thank you for your vote.